Exhibit 3.10
CERTIFICATE OF SECRETARY
AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
EACO CORPORATION
     The undersigned does hereby certify that:
     1. He is the duly elected and acting secretary of EACO Corporation, a Florida corporation (the “Corporation”).
     2. Section 3.2 of the Amended and Restated Bylaws of the Corporation (the “Bylaws”) shall be amended to read in full as follows:
     “Section 3.2. NUMBER AND ELIGIBILITY.
     The Corporation shall have no more than eight (8) directors and no less than one (1) director, with the number of directors which shall constitute the whole board to be fixed from time to time by resolution of the Board of Directors. Directors need not be shareholders.”
     3. Section 3.3 of the Bylaws shall be amended to read in full as follows:
     “SECTION 3.3.
     [Intentionally Deleted]”
     4. The foregoing amendments to the Bylaws were duly adopted by the Board of Directors by unanimous written consent effective December 21, 2009.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate to be effective as of the 21st day of December 2009.

/S/ GLEN CEILEY
Glen Ceiley, Secretary